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Exhibit 4(c)

HEWLETT-PACKARD COMPANY

and

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,
AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

to

INDENTURE

DATED AS OF OCTOBER 14, 1997

BETWEEN

HEWLETT-PACKARD COMPANY

AND

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,
AS TRUSTEE
(as successor to Chase Trust Company of California)

        SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture") dated as of August 24, 2004, is entered into by and between Hewlett-Packard Company, a Delaware corporation ("HP"), and J.P. Morgan Trust Company, National Association, as trustee (the "Trustee").

        WHEREAS, HP previously executed and delivered to the Trustee an indenture, dated as of October 14, 1997, and a First Supplemental Indenture, dated as of March 16, 2000 (as supplemented, the "Indenture"), providing for the issuance by HP of its Liquid Yield Option Notes due 2017 (Zero Coupon Subordinated);

        WHEREAS, HP now desires to amend Article V of the Indenture as set forth in this Second Supplemental Indenture;

        WHEREAS, Section 9.01(4) of the Indenture permits HP and the Trustee, at any time and from time to time, to enter into one or more supplemental indentures to the Indenture without notice to or consent of the Securityholders to make any change to the Indenture that does not materially and adversely affect the rights of any Securityholder; and

        WHEREAS, HP has requested that the Trustee execute and deliver this Second Supplemental Indenture in connection with the amendment of Article V.

        NOW, THEREFORE, HP and the Trustee hereby agree that the following Sections of this Second Supplemental Indenture supplement the Indenture with respect to Securities issued thereunder:

        SECTION 1.    Definitions.    Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture, and the words "herein," "hereof" and "hereby" and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

        SECTION 2.    Amendment.    Article V, Section 5.01(3) of the Indenture is hereby amended as by inserting the following phrase immediately at the beginning of such Section, "in a transaction in which the Company is not the surviving person,".

        SECTION 3.    Recitals and Validity.    The Trustee accepts the trusts in this Second Supplemental Indenture declared and provided upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution hereof by HP or for, or in respect of the recitals and statements contained herein, all of which recitals and statements are made by HP and not the Trustee.

        SECTION 4.    Notices.    Pursuant to Section 13.02 of the Indenture, any notice or communication to HP should be addressed as follows:

Hewlett-Packard Company 3000 Hanover Street MS20-1050 Palo Alto, CA 94304 Attention: General Counsel Facsimile: (650) 857-4837

        SECTION 9.    Duplicate Originals.    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        SECTION 10.    Governing Law.    This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

        SECTION 11.    Separability.    In case any provision in this Second Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

        SECTION 12.    Headings.    The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part of this Second Supplemental Indenture and in no way modify or restrict any of the terms and provisions of this Second Supplemental Indenture.

[The remainder of this page is intentionally left blank].

2

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

Hewlett-Packard Company
By:	/s/ CHARLES N. CHARNAS Charles N. Charnas Vice President, Deputy General Counsel and Assistant Secretary
J.P. Morgan Trust Company, National Association
By:	/s/ JAMES NAGY
Name:	James Nagy
Title:	Assistant Vice President

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  Exhibit 4(c)
SECOND SUPPLEMENTAL INDENTURE